SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT


     THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT ("Second Amendment") is entered into as of October 12, 1994 by and between BARCLAYS BUSINESS CREDIT, INC., a Connecticut corporation ("Lender"), and GOTTSCHALKS INC., a Delaware corporation ("Borrower"), with reference to the following facts:

                              RECITALS

     A. Lender and Borrower are parties to that certain Loan and Security Agreement, dated as of March 30, 1994, as amended by that certain First Amendment to Loan and Security Agreement, dated as of May 12, 1994, pursuant to which Lender agreed to provide certain financial accommodations to Borrower on the terms and conditions set forth therein (said Loan and Security Agreement, as from time to time in effect, together with all exhibits and schedules thereto, is hereinafter referred to as the "Loan Agreement").

     B. Lender and Borrower desire to amend certain aspects of their financing arrangements under the Loan Agreement.

                              AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, Lender and Borrower hereby agree as follows:

     1. Use of Terms Defined in the Loan Agreement. All capitalized terms that are defined in the Loan Agreement and that are used without definition herein shall have the respective meanings given to them in the Loan Agreement.

     2.   Amendment to the Loan Agreement.

          2.1  The definition of "Times Interest Earned Ratio" set forth in
Section 1.1 of the Loan Agreement is hereby deleted in its entirety and the following definition is substituted therefor:

               Times Interest Earned Ratio - at any date, means the ratio of (i) Borrower's earnings before interest and taxes for the preceding twelve
(12) Fiscal periods, as determined in accordance with GAAP (provided, that with respect to the "extraordinary item expense" shown on Borrower's financial statement for July 1994, the $3,500,000 portion attributable to Borrower's settlement of its shareholder litigation shall be excluded from such calculation), to (ii) actual interest expense paid by Borrower during such period with respect to all Indebtedness.

          2.2 Section 8.3(D) of the Loan Agreement is hereby deleted in its entirety and the following is substituted therefor:

               (D)  Minimum Earnings.

               (i)  Achieve not less than the following
          cumulative Consolidated Adjusted Net Earnings from
          Operations for the corresponding periods set forth below as of the end of each such period:

               Fiscal Periods                     Amount

               February 1994 through              <$3,000,000>
               April 1994

               May 1994 through                   <$1,500,000>
               July 1994

               August 1994 through                <$2,000,000>
               October 1994

               November 1994 through               $3,000,000
               January 1995

               (ii) Maintain at all times not less than the following Consolidated Adjusted Net Earnings from
          Operations for the corresponding periods set forth below:

               Fiscal Periods                     Amount

               March 1994                         <$850,000>
               April 1994                         <$850,000>
               May 1994                           <$750,000>
               June 1994                          <$750,000>
               July 1994                          <$750,000>
               February 1995                      <$1,500,000>

               Any Fiscal                         <$1,500,000
               Period thereafter

               (iii)Maintain at all times from and after August
          1994, on a fiscal quarter-to-date basis, Consolidated
          Adjusted Net Earnings from Operations of not less than
          <$2,000,000>.

               (iv) Maintain at all times after January 28, 1995, for the prior twelve (12) Fiscal Periods, Consolidated Adjusted Net Earnings from Operations of not less than $2,600,000.

     3. Continuing Representations of Borrower. Borrower hereby represents and warrants to Lender that as of the date hereof all representations and warranties contained in the Loan Agreement are true, complete and correct, and no Default or Event of Default has occurred and is continuing.

     4. Incorporation into the Loan Agreement. The terms and conditions of this Second Amendment shall be incorporated by reference in the Loan Agreement as though set forth in full therein. In the event of any inconsistency between the provisions of this Second Amendment and any other provision of the Loan Agreement, the terms and provisions of this Second Amendment shall govern and control. Except to the extent specifically amended or superseded by the terms of this Second Amendment, all of the provisions of the Loan Agreement shall remain in full force and effect to the extent in effect on the date hereof. Except to the extent, if any, specifically dealt with herein, this Second Amendment does not constitute an amendment or waiver by Lender of any provision of the Loan Agreement, or of any Default, Event of Default, or other default by Borrower thereunder. The Loan Agreement, as modified by this Second Amendment, together with the other Loan Documents, constitutes the complete agreement among the parties and supersedes any prior written or oral agreements, writings, communications, or understandings of the parties with respect to the subject matter thereof.

     5. Section Headings. The headings of the Sections hereof are for convenience only, are without substantive meaning, and shall not be used in interpreting any provision of this Second Amendment or the Loan Agreement.

     6. Counterparts. This Second Amendment may be executed in counterparts, each of which shall be deemed to be an original but all of which shall be one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Loan and Security Agreement as of the day and year first written above.

                              ("Lender")

                              BARCLAYS BUSINESS CREDIT, INC.


                              By  s/Melvin L. Robbins
                                 Melvin L. Robbins
                                 Senior Vice President


                              ("Borrower")

                              GOTTSCHALKS INC.

                              By  s/Alan A. Weinstein
                                 Alan A. Weinstein
                                 Senior Vice President and
                                 Chief Financial Officer